EXHIBIT 10.3

GBS NEVADA PARTNERS, LLC

6671 Schuster Street

Las Vegas, Nevada 89118

viellion@gmail.com

702.405.2334 [tel.]	702.293.4414 [fax]

August 17, 2015

Via EMAIL: craig@gbsciences.com

Craig Ellins

GB Sciences Nevada, LLC

6450 Cameron St.

Suite 110

Las Vegas, NV 89118

BINDING LETTER OF SEPARATION

RE:	GBS Nevada Partners, LLC Consignment & Delivery Agreements

Craig:

  Pursuant to our recent discussions and in furtherance of the parties mutual agreement to separate in accordance with the previously executed Binding Memorandum of Understanding CBMOU’), this letter sets forth and clarifies the binding general terms and conditions upon which the undersigned parties agree to separate:

1.	It is acknowledged by all parties that the BMOU establishes the binding desire and intent to separate and transfer the Clark County cultivation license and State certificate and both Clark County and City of Las Vegas dispensary location licenses and State certificates, with all rights and privileges thereto, currently held by GB Sciences Nevada LLC as follows (“Transfer”):

a.	GB Sciences Nevada LLC (“Public Sub”), to be wholly owned by Growblox Sciences, Inc. after transfer – Clark County cultivation license and State certificates and related SUP’s and licenses

b.	GBS Nevada Partners LLC (“Local”)—Both Clark County and City of Las Vegas dispensary location licenses Clark County and City of Las Vegas dispensary location licenses, CUP’s and State certificates.

Local shall prepare appropriate Transfer documents which shall be executed by both parties within two business days of the execution of this Binding Letter of Separation.

2.	Local may, if it so choses in its sole and absolute discretion, and if required by the State of Nevada and local municipalities for Transfer purposes described in Item #1, use the entity and name “GB Sciences Nevada, LLC only for the purpose of holding the MME certificates and licenses, using a registered DBA or subsequent licensed name for all other commercial purposes.

3.	Local shall prepare and execute a commercially reasonable Consignment and Delivery Agreement (“CDA”) to the benefit of GB Sciences Nevada LLC. The CDA shall be for an initial term of 10 years, with optional extensions for additional five-year periods, the first of which shall be automatic assuming neither party is in breach of the CDA, while remaining extensions shall require mutual execution of the parties. The final CDA shall be reasonably negotiated between the parties with regard, inter alia, to Items s #4 and #5,below. The execution of the long’form CDA shall not delay the Transfer pursuant to Item #1.

4.	The CDA shall provide Public Sub with slotting of 20% of its most prominent in- store retail merchandising shelf space for consignment sales. All product, other merchandising, stocking, pricing, advertising and product diversity will be determined and administered by Public Sub. All after-tax consignment sale proceeds shall be split 50/50 between Local and Public Sub. Additionally, Local will work with Public Sub to allow and facilitate customer ordering by EDI interface with an “App” developed for that purpose by Public Sub, for pickup or delivery of product pursuant to the terms hereof, so long as such activity fully comports with applicable state and local laws and regulations.

5.	The CDA shall further provide that the Public Sub establish and bear all expenses of operating and administering a local delivery service (“Service”) within the laws and regulations of the state of Nevada from the dispensary locations. All Public Sub product sold through the Service shall be treated as a consignment sale and as such, all after-tax delivery service consignment sale proceeds shall be split 80/20 between Public Sub and Local. TheService shall deliver, at its sole option non- Public Sub product sold through the Service from Local’s County Dispensary and Public Sub shall receive 20% of the retail sale price thereof.. Public Sub may, in addition at its sole discretion, charge a commercially reasonable delivery fee to consumer for its Service. Public Sub shall have the sole right to choose what product will be offered for delivery, how such product shall be advertised, and in general have sole discretion as to the operation of the Service. Both parties will cooperate so as to ensure that neither disrupts the other’s operations and that all operations are consistent with all applicable regulations. Each party shall provide to the other any documents, services, or insurance that may be reasonably required to effectuate the purposes of this agreement.. All efforts will be made to coordinate Service and dispensary operations in a commercially reasonable manner.

6.	Public Sub shall receive a non-dilutable 10% interest in the distributions, profits and equity of any or all entities that own or have the right to 100% of all dispensary operations, such that, inter alia, Public Sub is an owner of dispensary operations for the purposes of Nevada state and local regulations. Public Sub shall have the right, but not the obligation to “tag-along” with any sale or transfer of any direct or derivative interest in the dispensary operation on a pari-passu basis. At the option of Local, the voting rights associated with the interests described herein will be granted to a third party acceptable to the parties hereto.. These interests will be fonnally documented by any and all necessary operating, management, and other agreements as may be appropriate. Such agreements will further provide for the maximal protection of Public Sub’s minority interests granted hereby. Any monies payable pursuant hereto will be paid to or at the direction of Public Sub.

7.	All obligations of the CDA and the terms hereof shall be assumed in writing by any assignee, transferee, or successor of Local in the City and County dispensary licenses prior to any such transfer Local agrees in furtherance of the Separation Agreement between the parties, to include the terms of the CDA and the terms hereof in all management agreements that pertain to operation of Local’s City and County dispensaries.

8.	Local shall reimburse Public Sub $307,413.78 for expenses incurred in connection with the application and issuance of an approved provisional State certificate for both the City and County dispensaries. All monies included in such sum that were paid as deposits on real estate or otherwise shall be paid immediately upon the governmental approval of the transfers contemplated herein, in the minimum amount of $61,080. The balance of said expenses shall be reimbursed from first sale proceeds of dispensary operations but in any event no later than 2 years from the date the County Dispensary receives its final certificate of occupancy and opens for business. In the event Local fails to receive the required State Certificate for the City Dispensary, Local can elect to defer payment of $153,706.89 for a maximum of an additional 2 years. Notwithstanding the foregoing, if Local finances the dispensary operations with a third party such that the principals of local receive net cash proceeds, then all amounts due pursuant hereto shall become immediately due and payable. In addition, Local shall assume the outstanding legal bills owed to Moran Brandon Bendavid Moran Law Firm in the amount of $74,764.36 and agrees to indemnify Public Sub regarding payment of same to said firm. Moran Brandon Bendavid Moran Law Finn acknowledges that Public Sub is not liable for this outstanding bill as evidenced by signature on page 4. Lastly Local and its principals shall assist Public Sub in recouping any proceeds relating to the once-anticipated “Rainbow” property.

9.	All parties recognize that due to the time sensitivity of the subject certificates and licenses that time is of the essence. The parties therefore agree to cooperate with each other to complete and execute any government reporting or filing requirements, or any further documents, necessary to effectuate the purposes of this document and the BMOU in a timely fashion. All parties agree to sign the required Transfer applications, and other documents, within two business days of presentation to each other. Local warrants that all documents relating to the CDA and operating or management or other agreements referenced herein will be delivered to Public Sub in fair and reasonable draft form within 10 days of the execution of this agreement, and that no transfer of any kind to any third party will be made prior to the execution of acceptable formal documents implementing the purposes hereof.

10.	In the event that Local does not raise sufficient capital to timely build out and begin dispensary operations, Public Sub reserves the right to purchase Local at an agreed upon appraised price, arrived at by any qualified investment banker of good repute chosen by the parties together in good faith.

11.	The parties agree to cooperate with one another to the greatest extent possible in order to maximize the success of their businesses as are described herein. To that end, neither party or any principal or associate thereof will disparage the other party or any principal or associate thereof.

Best Regards,

/s/ James Meservey

James Meservey, Manager GBS Nevada Partners LLC

Accepted this ___ day of August, 2015:

GB Sciences Nevada, LLC

/s/ Craig Ellins
By: Craig Ellins Its: Manager

Acknowledged Item #8:

/s/ J.T. Moran
J.T. Moran III, Managing Partner
Moran Brandon Bendavid Moran Law Firm